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

The following text is a copy of the Chairman's letter to shareholders which is to be included in BellSouth's Quarterly Newsletter to Shareholders for 3rd Quarter 2000. The Chairman's letter contains information regarding BellSouth's proposed Latin America tracking stock:

With the recent closing of our national wireless joint venture with SBC Communications, and the opening of our new e-Business Centers in Atlanta and Miami, BellSouth continues to execute the strategies that highlight the value of your investment.

Cingular Wireless began serving customers in early October as the second largest wireless company in the U.S. (see inside), less than six months after we announced that BellSouth and SBC would combine their domestic wireless data and voice operations in a new nationwide company. Cingular Wireless has been a force in the marketplace from Day One, with some $12 billion in annual revenue, more than 19 million customers, a leadership position in market share, an outstanding senior management team and the best employees in the wireless industry.

BellSouth and SBC share equal control of Cingular Wireless,which has significant financial capacity and flexibility under its own capital structure to extend its footprint even further and acquire additional spectrum. BellSouth's economic stake in Cingular Wireless is 40 percent.

Wireless phones have reached 100 million customers, in the U.S. alone, faster than any product in history. It took 91 years for landline telephones to reach 100 million customers; 68 years for automobiles; and 54 years for televisions. Wireless phones reached this impressive milestone in just 17 years - and still nearly two-thirds of the U.S. population does not have a mobile phone.

When you add the potential of wireless data to the literally unprecedented growth we've seen in wireless voice, Cingular Wireless has a bright future.

In the wired world, BellSouth's customers are moving forward into e-business on the Internet. Sixty-seven percent of all business customers already report using the Internet to replace costs in their operations.But these customers also see significant risks - particularly when it comes to availability, reliability and performance. If they're going to bet their companies on this new approach,they want to be sure they're getting the same level of reliability and service they've come to know from BellSouth's telecommunications networks.

That's why in September we announced teaming arrangements with Sun Microsystems, Qwest Communications International and other industry-leading partners to give business customers the world's most comprehensive, reliable and scalable e-business infrastructure.

We're overlaying a number of new, state-of-the-art BellSouth e-Business Centers (see inside) onto our data network to create a new network platform for delivering sophisticated data and Web hosting services.

At the core of the new platform are the BellSouth e-Business Centers. We've already opened them in Atlanta and Miami. We're evolving to a broad spectrum of Web-based content,storage and application services,under Fort Knox-like security.

The service provider model of hosted applications and service delivery is reshaping today's business landscape.Hosting is only part of the story - this is about connectivity, where the network is the key.It's also the most difficult part of the equation,and no one knows this better than BellSouth.

Let me assure you,BellSouth "gets it." We are creating a network-centric e-business platform for our customers,and we're working with our partners to deliver a broad spectrum of advanced applications and services to BellSouth customers - applications and services that will generate significant new revenues.

High-speed data services are key to continued growth in the consumer marketplace,as well. That's why we are ramping up and scaling up our DSL marketing and provisioning. A recent study by The Strategis Group established clear evidence that high-speed Internet users are demonstrating a growing preference for DSL over competitive alternatives.We are taking advantage of this demand by extending the self-install program for BellSouth(R) FastAccess(R)Internet service to all our major markets. Some nine out of 10 of our new DSL consumers are choosing the self-install option,which reduces our costs considerably.

                                      ***

By now you should have received our proxy statement for a Special Meeting of Shareholders to be held December 5. You will be asked to vote on proposals that will enable BellSouth to issue a second class of common stock,a "tracking stock," which is designed to reflect the performance and prospects of our Latin American companies. This new class of stock is a critical element in BellSouth's strategy of expanding our Latin American operations. The Latin America tracking stock would give us another capital source and would provide greater market visibility of BellSouth's pan-regional wireless presence in Latin America.

Along with the other members of your Board of Directors, I urge you to review the proxy statement carefully and then vote "FOR" the proposals. You may vote by telephone,on the Internet or by mail, or you may cast your vote in person at the Special Meeting. If you have not received your proxy statement, or if you have any questions, please call 800-969-2372.


/s/Duane Ackerman

Duane Ackerman
Chairman of the Board
and Chief Executive Officer